Exhibit 4.38
DESCRIPTION OF CAPITAL STOCK
The following summary description of our capital stock is qualified in its entirety by the Delaware General Corporation Law, or DGCL, and our charter. Our charter, including any amendments thereto, is incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019 and on file with the Securities and Exchange Commission, or SEC.
General
Under our charter, our total authorized capital stock consists of 6,666,667 shares of preferred stock, par value $0.0001 per share, and 75,000,000 shares of common stock, par value $0.0001 per share.
Preferred Stock
Our charter provides that preferred stock may be issued from time to time and in one or more series. Our board of directors is authorized to determine or alter the powers, preferences and rights (including voting rights), and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series of preferred stock, to increase or decrease (but not below the number of shares of any such series of preferred stock then outstanding) the number of shares of any such series of preferred stock, and to fix the number of shares of any series of preferred stock. In the event that the number of shares of any series of preferred stock is so decreased, the shares constituting such decrease will resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of preferred stock subject to the requirements of applicable law.
Common Stock
Under our charter, the holders of our common stock have one vote per share on all matters submitted to a vote of stockholders, except as otherwise provided by the DGCL or our charter and subject to the rights of holders of any outstanding preferred stock. Holders of our common stock will be entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment or provision for payment of all debts and subject to the prior rights of any outstanding preferred stock. Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.
To the greatest extent permitted by applicable DGCL, the shares of our common stock will be uncertificated, and transfer is reflected by book entry.
All rights, preferences and privileges of holders of our common stock stated in this summary are subject to the rights of holders of shares of any series of preferred stock, which we may designate and issue in the future without further stockholder approval.
Bankruptcy Proceedings
On February 25, 2019, we and all of our subsidiaries filed voluntary petitions (the “Chapter 11 Cases”) for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). In connection with the Chapter 11 Cases, we have proposed a plan of reorganization (the “Plan”), which contemplates the cancellation of all our currently outstanding equity interests, including the outstanding shares of our preferred stock and common stock. If the Bankruptcy Court confirms our Plan, the holders of our equity interests, including the holders of the outstanding shares of our preferred stock and common stock, will be entitled to no recovery.

Anti-Takeover Effects of the DGCL and our Certificate of Incorporation and Bylaws
The DGCL, our charter and our bylaws contain a number of provisions which could have the effect of discouraging transactions that involve an actual or threatened change of control of us. In addition, provisions of our charter and our bylaws may be deemed to have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempts that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.
Rights Agreement
On September 17, 2015, our board of directors adopted a rights plan, as amended from time to time (the “rights agreement”), intended to avoid an “ownership change” within the meaning of Section 382 of the Internal Revenue Code, and thereby preserve the current ability of the Company to utilize certain net operating loss carryovers and other tax benefits of the Company and its subsidiaries. If we experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code, our ability to fully utilize the tax benefits on an annual basis will be substantially limited, and the timing of the usage of the tax benefits and such other benefits could be substantially delayed, which could therefore significantly impair the value of those assets. The rights agreement is intended to act as a deterrent to any person or group acquiring “beneficial ownership” of 4.90% or more of the “outstanding shares” of common stock, par value $0.0001 per share, of us, without the approval of our board of directors.
As part of the rights agreement, our board of directors authorized and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on September 28, 2015. Each right entitles the holder to purchase from Windstream a unit consisting of one ten thousandth of a share, or a unit, of Series A Participating Preferred Stock, par value $0.0001 per share, of the Company at a purchase price of $32.00 per unit, subject to adjustment. Until a right is exercised, the holder will have no separate rights as a stockholder of the Company, including the right to vote or to receive dividends in respect of rights. Unless an extension is approved by the board of directors, the rights will expire on the earliest of (i) 5:00 P.M. New York City time on September 17, 2021, (ii) the time at which the rights are redeemed or exchanged pursuant to the rights agreement, (iii) the date on which our board of directors determines that the rights agreement is no longer necessary for the preservation of material valuable tax benefits or is no longer in the best interest of us and our stockholders and (iv) the beginning of a taxable year to which our board of directors determines that no tax benefits may be carried forward.
On February 28, 2019, in connection with the Chapter 11 Cases, the Bankruptcy Court entered an order approving certain notification and hearing procedures for transfers of, and declarations of worthlessness with respect to, beneficial ownership of common stock (the “Order”). The Order modifies the rights agreement and is designed to protect Windstream’s net operating loss carryforwards from the effect of a premature ownership change and to preserve Windstream’s ability to rely on certain favorable rules that can apply to ownership changes occurring in connection with the implementation of a bankruptcy plan of reorganization. The Order requires “substantial shareholders” and “50-percent shareholders” (each as defined therein) and certain persons that might become a substantial shareholder or 50-percent shareholder, to provide notice before making certain transfers of beneficial ownership of common stock or declaring its beneficial ownership of stock worthless for U.S. income tax purposes, respectively. After receiving notice, Windstream is permitted to object, whereupon such action remains ineffective pending final resolution. Any action taken in violation of such procedures is void ab initio.
The foregoing descriptions of the rights agreement and the Order do not purport to be complete and are qualified in their entirety by reference to the full text of (i) the rights agreement, a copy of which is attached as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on September 18, 2015, the disclosures set forth in our Current Report on Form 8-K filed with the SEC on May 16, 2016, the full text of Amendments Nos. 1 and 2 to the rights agreement, copies of which are attached as Exhibits 4.1 and 4.1, respectively, to our Current Reports on Form 8-K filed with the SEC on November 10, 2016 and August 10, 2018, respectively; and (ii) the Order, a copy of which is attached as Exhibit 99.1 to our Current Report on Form 8-K dated March 7, 2019.

Delaware Section 203
Section 203 of the DGCL restricts business combinations with certain interested stockholders (defined generally under the DGCL to include persons who beneficially own or acquire 15% or more of a Delaware corporation’s voting stock and their affiliates and associates, and hereinafter as a Section 203 Interested Stockholder). Section 203 prohibits business combination transactions between a publicly-held Delaware corporation and any Section 203 Interested Stockholder for a period of three years after the time at which the Section 203 Interested Stockholder became an interested stockholder unless: (a) prior to the time that such entity became a Section 203 Interested Stockholder, the corporation’s board of directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the Section 203 Interested Stockholder becoming such an interested stockholder, the Section 203 Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the time that such entity became a Section 203 Interested Stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% the outstanding voting stock which is not owned by the Section 203 Interested Stockholder.
Under certain circumstances, Section 203 makes it more difficult for a person who is a Section 203 Interested Stockholder to effect various business combinations with a corporation for a period of three years. The provisions of Section 203 are intended to encourage third parties interested in acquiring us to negotiate in advance with our board of directors. Section 203 also may make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws provide that in order for a stockholder to nominate any person for election as a director or propose business at a meeting of stockholders, the stockholder must give timely notice to our Secretary. To be timely:

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in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is changed by more than 25 days (or 30 days in the case of director nominations) from such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made; and

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in the case of a special meeting at which directors are to be elected, a stockholder’s notice of nominations must be delivered to or mailed and received at our principal executive offices not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

These provisions could preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors by limiting the window of time available to present such matters to us for presentation at such meeting.
Calling a Special Meeting; Action by Written Consent of Stockholders
Under the DGCL, a special meeting of the stockholders may be called by our board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Our charter states that as long as any security of the company is registered under Section 12 of the Exchange Act, special meetings of our stockholders may be called only by a resolution of our board of directors.
Our charter provides that as long as any of our securities is registered under Section 12 of the Exchange Act, no stockholder action may be taken by written consent in lieu of a meeting.
The inability of our stockholders to take action by written consent or to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. In addition, the inability of stockholders to call a special meeting of stockholders could make it more difficult to change our board of directors and management.

Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of us.
Voting Requirements to Amend Charter and Bylaws
Under the DGCL, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally requires approval by the corporation’s board of directors and approval by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation’s certificate of incorporation to the contrary, under the DGCL, holders of a class of a corporation’s stock are entitled to vote as a class on the approval of any amendment to the corporation’s certificate of incorporation which would:

•	increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or rights of such class so as to affect them adversely.
Under our charter, in addition to any affirmative vote of the holders of our capital stock required by the DGCL or our charter, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of our capital stock eligible to be cast in the election of directors is required in order to amend, alter, change or repeal the sections of our charter related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings of stockholders, our election to be covered by Section 203 of the DGCL and the procedures required to amend our charter.
Under our charter, our board of directors is expressly authorized to amend, alter, change or repeal our bylaws. The stockholders also have the ability to amend, alter, change or repeal our bylaws by the affirmative vote of a majority of the then outstanding shares entitled to vote, except that a two-thirds vote is required for the stockholders to amend sections of our bylaws related to bringing matters before an annual stockholder meeting, nominating and electing directors and filling vacancies on our board of directors and the procedures required to amend our bylaws.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services, L.L.C.